Exhibit 10.3.2

Loan Number 610050161

Date: June 28, 2004

LOAN MODIFICATION AND EXTENSION AGREEMENT
AND
AMENDMENT TO PROMISSORY NOTE

1.	The Loan. DICON FIBEROPTICS, INC., a California corporation (“Borrower”), is indebted to CATHAY BANK, a California banking corporation, (“Lender”), under the terms of a Promissory Note dated November 20, 2001 (the “Note”), in the original principal amount of $27,000,000.00 (the “Loan”) and issued under the terms of a Term Loan Agreement dated November 20, 2001 (the “Term Loan Agreement”). The Note is an extension and renewal of a Construction Loan Promissory Note dated August 24, 2000. As of the date of this Agreement, the unpaid principal balance of the Loan is $25,344,384.85, and interest has been paid to June 20th, 2004. The Loan is evidenced by the Note and is secured by a Construction Trust Deed dated August 24, 2000 and recorded in the records of Contra Costa County, California, as Document No. 2000-0182834-00, as modified by a Modification of Construction Trust Deed dated November 20, 2001 and recorded in the records of Contra Costa County, California, as Document No. 2001-0361073-00 (such Construction Trust Deed as so modified, hereinafter referred to as the “Trust Deed”).

2.	Extension of Maturity Date. Borrower and Lender hereby agree to extend the Final Payment Date of the Loan under the terms of the Note from November 20, 2004 to October 20, 2007.

3.	Additional Principal Repayment. Borrower and Lender hereby agree that in addition to the scheduled monthly principal and interest repayments under the Loan, Borrower shall repay additional principal on the Loan as follows:

(a)	$1,500,000 on or before July 8, 2004 [10 days after execution of this Agreement];

(b)	$1,000,000 on October 1, 2004;

(c)	Seven (7) installments each in the amount of $500,000.00 on the first day of each calendar quarter commencing on January 1, 2005, and ending on July 1, 2006;

Provided, however, that upon the Close of Escrow under (and as defined in) the Purchase and Sale Agreement and Preliminary Escrow Instructions entered into as of February 27, 2004, between Borrower and Pulte Home Corporation (the “Pulte Agreement”) and the payment of the release price as provided in Paragraph 4 of this Agreement, the additional principal repayment installments under this Paragraph 3 which are scheduled to be paid on or after the Close of Escrow shall be deemed to be fully satisfied and Borrower shall have no more obligation to make further additional principal repayments described above.

4.	Partial Release and Reconveyance from Deed of Trust. Notwithstanding anything in the Term Loan Agreement, the Note or the Trust Deed to the contrary, so long as no Event of Default (as defined in the Term Loan Agreement) has occurred and is then continuing, Lender will, upon written request of Borrower and upon payment of the Release Price referred to below in this Paragraph 4, grant a partial reconveyance from the lien or charge of the Trust Deed for the approximately eleven (11) acre portion of the Property covered by the Trust Deed constituting the “Purchase Property” under (and as defined in) the Pulte Agreement. The Release Price for the “Purchase Property” is the amount of $7,250,000.00 less the total amount of additional principal repaid by Borrower under Paragraph 3 of this Agreement up to (but not including) the Close of Escrow contemplated by the Pulte Agreement. The Release Price payment will be applied against the outstanding principal of the Loan and not against accrued interest on the Loan then due. The Release Price payment will be treated as a prepayment under the Note. Borrower shall pay all costs of executing and recording the reconveyance. Delivery of the reconveyance and payment of the Release Price will take place through escrow unless otherwise agreed by the parties.

5.	Modification to the Trust Deed. The Trust Deed shall be further modified to contain partial release provisions in accordance with paragraph 4 above.

6.	No Waiver. By entering into this Agreement and except as set forth herein, Lender does not waive any default, now existing or hereafter occurring, in the loan documents. Any waiver or forbearance granted by Lender hereunder does not obligate Lender to grant any other or further waiver or forbearance. Consent by Lender to this Agreement does not waive Lender’s right to require performance of the Borrower’s obligations as modified hereby.

7.	Continuing Validity and Liability. Except as expressly modified or changed by this Agreement, the obligations of the original Note and loan documents, including all agreements evidencing or securing the Note and loan documents, remain in full force and effect. This Agreement modifies the terms of an existing Note and loan documents and is not a novation.

8.	General. This Agreement and the existing loan documents constitute a single integrated written contract expressing the entire agreement of the parties relative to the subject matter hereof. If any provision of this Agreement is found to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such provision never comprised a part of this Agreement; and the remaining provisions hereof shall not be affected by the illegal, invalid or unenforceable provision or by its severance. At request of Lender, Borrower shall execute and deliver such further documents and do such other things, as Lender may reasonably require, in order to effect the purposes and enforceability of this Agreement and the loan documents and to obtain and continue any security interests and the perfection and priority of any security interests in the collateral. All terms, which are not defined in this Agreement, have the meaning given them in the existing loan documents. In the event of any conflict or inconsistency between the terms, conditions and provisions of this Agreement and the loan documents, this Agreement shall prevail. Headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

THIS LOAN MODIFICATION AND EXTENSION AGREEMENT AND AMENDMENT TO PROMISSORY NOTE IS ENTERED INTO AS OF THE DATE FIRST SET FORTH ABOVE.

Borrower:	DICON FIBEROPTICS, INC.
A California corporation

By:	Ho-Shang Lee

President

Lender:	CATHAY BANK

By:	Eddie Chang

SVP/ Manager

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